Exhibit 10.1

November 16, 2010

Tom Venable

9172 Victoria Drive

Eden Prairie MN 55347

Dear Tom,

I am pleased to offer you the position of Sr VP Sales & Marketing, reporting to Michael Silton, CEO. The details of your employment are as follows:

•	Salary - $9,615.39 paid Bi - Weekly, equivalent to $250,000.00 annually.

•	Commission Plan: Your targeted annual (12 months) commission at 100% of plan is $250,000.00. First quarter is guaranteed. Second quarter is guaranteed at 50%. Incentive Plan TBD.

•	Stock Options:

•	100,000 restricted shares of common stock (the “Restricted Stock”), pursuant to Rainmaker’s 2003 Stock Incentive Plan. The Restricted Stock shall vest annually over the 4 year vesting term.

•

In Addition, 100,000 restricted shares of common stock (the “Restricted Stock”). The Restricted Stock shall vest quarterly over 1 year vesting term. Board approval and pricing of the options shall occur at the January regularly scheduled monthly meeting of the options pricing committee of the Board of Directors.

•	Start Date: December 6th, 2010.

•	As a regular employee of Rainmaker Systems, you will be eligible to participate in a number of Company-sponsored benefits as appropriate, which are described in the Rainmaker benefit summary.

•	Severance Agreement. In the case of involuntary termination, you will be provided with three months of salary and benefit continuation.

The Immigration Law, effective November 1986, requires that all employers verify each individual’s eligibility, including US citizens, to work in the United States. Your employment offer is contingent upon your providing satisfactory proof of identity and authorization to work in the United States. Please bring the appropriate original documentation on your first day of work. A copy of the I-9 form, which documents what you are required to provide on your first day of employment, is enclosed. Your employment is also contingent on the completion of the enclosed Employee Proprietary Information and Inventions Agreement.

900 East Hamilton Avenue	Suite 400	Campbell, CA 95008	tel 408.626.2409	fax 408.626.5409	www.rmkr.com

Tom Venable

Employment with Rainmaker is for no specific period of time. As a result, either you or Rainmaker may terminate your employment relationship at any time for any reason, with or without cause. Although your job duties, title, compensation and benefits, as well as Rainmaker’s personnel policies and procedures may change from time to time, the “at-will” nature of your employment may only be changed by you and CEO of the Company.

This letter, along with the Employee Proprietary Information and Inventions Agreement, states the terms of your employment with us and supersedes any prior representations or agreements, whether verbal or written. To accept this offer, please sign and return this letter and the signed Employee Proprietary Agreement to me.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to the attention of me. A duplicate original is enclosed for your records. If you have any questions concerning our offer of employment, please contact me. This offer, if not accepted, will expire on November 19th, 2010 and is contingent upon completion of a satisfactory background check.

I look forward to working with you at Rainmaker and expect your personal contributions will make a significant impact to our success.

Sincerely,

/s/ Phil Johnson Phil Johnson
Vice President

Acceptance and Acknowledgment

I agree to and accept employment with Rainmaker Systems Inc. on the terms and conditions set forth in this letter.

Accepted by:

/s/ Thomas Venable	Date: November, 16th 2010	Start Date: December, 6th 2010
NAME

900 East Hamilton Avenue	Suite 400	Campbell, CA 95008	tel 408.626.2409	fax 408.626.5409	www.rmkr.com